Exhibit 10.15

Director Compensation Policy

From January 1, 2007 to November 30, 2007, the payment structure was as follows for our independent directors:

•	$20,000 one-time restricted stock grant to new independent Board members;

•	$10,000 cash to each independent Board member as 1/3 of the annual director fee;

•	$20,000 annual restricted stock grant to each independent Board member as 2/3 of the annual director fee;

•	$10,000 cash to the Lead Director as an annual fee;

•	$10,000 cash to the Audit Committee Chairman as an annual fee;

•	$5,000 cash to the Compensation Committee Chairman as an annual fee;

•	$5,000 cash to the Nominating and Corporate Governance Committee Chairman as an annual fee;

•	$2,500 cash to Audit Committee members as an annual fee;

•	$2,500 cash per Board meeting attended in person by an independent board member;

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$2,500 cash for the first Board meeting attended telephonically in a calendar year by an independent Board member, and $1,250 for any subsequent Board meeting attended telephonically in the same calendar year;

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$1,000 cash for all committee meetings or Company meetings attended in person by an independent Board member (If there is more than one committee meeting per day or per visit, the $1,000 covers all meetings);

•	$500 cash for all committee meetings attended telephonically per day (or per “visit”) by an independent Board member;

•	$500 cash for a Board or committee call to complete specific Board or committee business by an independent Board member; and

•	$0 for informational or update calls.

Effective December 1, 2007, the Board determined to pay $2,500 cash to each non-employee director per day of Board meetings attended in person if the Board meeting is held in the director’s home country. In addition, the Company will pay $7,500 cash to each non-employee director for each Board meeting attended in person if the meeting is not held in the director’s home country. The $7,500 fee is a flat fee that is payable only once per meeting, no matter how long the meeting lasts.

At this time, all of our non-employee directors are also independent directors. In the event that new directors join our Board who are not employees but who do not qualify as independent, the Board may revisit this compensation structure as it applies to non-employee directors who are not independent.

Our non-employee directors are eligible to participate in the our Deferred Compensation Plan pursuant to which they may elect to defer their fees, which are invested in mutual funds. The company matches 50% of the participant’s contribution up to an annual maximum of $12,500, which is invested in shares of IMPCO common stock acquired in the open market and those shares become subject to vesting provisions.

Mariano Costamagna, our President, Chief Executive Officer and member of our board of directors, also serves on the board of directors of MTM, SrL, a wholly-owned indirect subsidiary of IMPCO. For his service on MTM’s board he receives €100,000 annually (approximately $147,000 converted into U.S. dollars as of December 31, 2007).